Exhibit 10.36
ALIGHT SOLUTIONS LLC

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made as of November 18, 2025 (the “Agreement Date”), between Alight Solutions LLC (the “Company”), Alight, Inc. (“Parent”), solely for the purposes of Section 6 hereof, and Rohit Verma (the “Executive”).
W I T N E S S E T H
WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company and the Executive desires to be employed by the Company, commencing on January 1, 2026 (the “Commencement Date”), on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Position and Duties.
(a)During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Executive Officer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities as are required by the Executive’s position, and such other duties, authorities and responsibilities as the board of directors of Parent (the “Board”) shall designate from time to time that are not inconsistent with the Executive’s position as Chief Executive Officer of the Company. During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, and knowledge to the performance of the Executive’s duties with the Company; provided that the foregoing shall not prevent the Executive from (i) with the prior written approval of the Board, serving on the boards of directors of other business organizations (provided that the Executive’s continued services as an independent director of Ameritas Holding Company and as an advisory board member of The Institutes, Georgia Tech COE, Northwestern University and IT Program, respectively, is hereby consented to and shall not require any additional written approval from the Board), (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments, in each case so long as such activities in the aggregate do not, individually or in the aggregate, interfere or conflict with the Executive’s duties hereunder or create a fiduciary conflict. The Executive shall report directly to the Board. The Executive shall report into the Company’s offices in Chicago, Illinois, provided that the Executive shall be permitted to work remotely from the Executive’s home office in Atlanta, Georgia, and shall be required to travel to the Company’s office in Chicago, Illinois, and to such other locations as may be required from time to time for business purposes.
(b)Effective as of the Commencement Date, the Executive shall serve as a member of the Board. For so long as the Executive remains the Chief Executive Officer of the Company, the Board will nominate the Executive for re-election as a member of the Board. Upon termination of the Executive’s employment for any reason and unless otherwise agreed between the Executive and the Company, the Executive will be deemed to have immediately resigned from the Board and the Executive will take such further actions as may be necessary or desirable to effectuate such resignation.

2.Employment Term. The Company agrees to employ the Executive, and the Executive agrees to be so employed, pursuant to the terms of this Agreement. The Executive’s employment hereunder shall commence on the Commencement Date and continue until terminated in accordance with Sections 8 and 9 hereof. The period of time between the Commencement Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term”.
3.Base Salary. The Company agrees to pay the Executive a base salary at an annual rate of $900,000, payable in accordance with the regular payroll practices of the Company. The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be increased (but not decreased) from time to time by the Board. The base salary as determined herein and as may be increased from time-to-time shall constitute “Base Salary” for purposes of this Agreement.
4.Annual Bonus. For each calendar year that ends during the Executive’s employment, the Executive shall be eligible to receive an annual incentive payment (the “Annual Bonus”) based on a target bonus opportunity of 200% of Base Salary (the “Target Bonus”) with greater or lesser amounts paid for performance above and below target, based upon the attainment of one or more objective performance goals established and reviewed annually by the Board (or a committee thereof) under the Company’s annual incentive plan (as in effect from time to time, the “Annual Incentive Plan”). The performance criteria for any particular year shall be provided to the Executive within five (5) days following the approval by the Board (or a committee thereof). The Annual Bonus for the 2026 calendar year will be equal to the greater of (i) the Annual Bonus earned based on actual performance and (ii) 50% of the Target Bonus. The Annual Bonus, to the extent earned, will be paid consistent with the timing of when bonuses are paid by the Company under the Annual Incentive Plan to which the applicable Annual Bonus relates. Except as otherwise provided in Section 9, payment of the Annual Bonus is contingent upon the Executive’s employment through the applicable bonus payment date.
5.Make-Whole Cash Bonus. Within ninety (90) days following the Commencement Date, the Company shall pay the Executive a one-time cash payment in the amount of $800,000 (the “Make-Whole Cash Bonus”), contingent upon the Executive’s substantiation of his forfeiture of his 2025 annual cash bonus opportunity from his prior employer. If the Executive’s employment is terminated (x) by the Company for Cause or (y) by the Executive without Good Reason, in each case, prior to the first anniversary of the Commencement Date, the Executive shall repay the Company a pro-rata portion of the net amount of the Make-Whole Cash Bonus (with pro-ration based on the number of days remaining until the first anniversary of the Commencement Date) within thirty (30) days following such termination.
6.Equity.
(a)Sign-On Equity Grant. Promptly, but not later than ten (10) business days, following the Commencement Date, the Executive shall be granted a one-time equity award (the “Sign-On Equity Grant”) under the Alight, Inc. 2021 Omnibus Incentive Plan, as amended (the “Omnibus Incentive Plan”) in the form of time-vesting restricted stock units (“RSUs”). The Sign-On Equity Grant shall have a grant date value (based on closing trading price of Parent common stock) equal to the aggregate value of the unvested time-based and performance-based equity awards issued by Crawford & Company (the “Prior Employer”) that were scheduled to vest in respect of the performance periods ending December 31, 2025 and December 31, 2026 and were instead forfeited by the Executive, in each case, valuing such forfeited equity awards by multiplying the ninety (90)-day trailing average closing price of the Prior Employer’s common stock as of the Commencement Date by the number of Prior Employer shares covered by such forfeited equity awards (using the target number of shares in the case of any performance-based awards); provided, however, that in no event shall the grant date value of the Sign-On Equity Grant exceed $2,500,000. The Sign-On Equity Grant shall vest in full on the first anniversary of the Commencement Date, subject to the Executive’s continued employment through such date, except as otherwise provided in Section 9. The Sign-On Equity Grant shall otherwise be subject to the terms and conditions of the Omnibus Incentive Plan and the applicable award agreement approved by the Board (or a committee thereof).
(b)2026 Long-Term Incentive Grant. At the same time that annual long-term equity incentive awards are granted to other senior executives of the Company, currently expected to occur during March 2026, the Executive shall be granted equity awards under the Omnibus Incentive Plan having an aggregate target grant date value equal to $5,400,000, with such grants to be comprised 50% of RSUs (vesting in 3 equal annual installments over 3 years) and 50% of performance-vesting stock units (“PSUs”) (vesting based on performance over the 2026-2028 performance period), in each case, with terms and conditions consistent with awards granted to other similarly situated executives of the Company.
(c)Additional Long-Term Incentive Grants. During the Employment Term, the Executive will remain eligible to receive additional annual long-term equity incentive grants in such amounts and with such terms as may be determined by the Board in its discretion.
7.Executive Benefits.
(a)Benefit Plans. During the Employment Term, the Executive shall be eligible to participate in the employee benefit programs maintained by the Company from time to time, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may amend, modify, or terminate any employee benefit plan at any time, provided that, in the case of any broad-based plan, any such amendment, modification or termination applies to all similarly situated senior executives and does not single out the Executive for adverse treatment.
(b)Paid Time Off. During the Employment Term, the Executive shall be eligible to take paid time off in accordance with the Company’s policies applicable to senior level employees as in effect from time to time.
(c)Housing and Travel Accommodation. During the Employment Term, the Company shall provide the Executive with access to temporary housing in Chicago, Illinois for business related domestic trips and reimbursement for travel expenses to the Company’s Chicago offices.
(d)Business and Entertainment Expenses. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business, travel and entertainment expenses incurred and paid by the Executive during the Employment Term in connection with the performance of the Executive’s duties hereunder. In the event that any of the Company’s business travel payments, housing accommodation or reimbursements to the Executive pursuant to Section 7(c) are determined to be taxable as compensation paid to the Executive, the Company shall promptly make an additional payment to the Executive in an amount sufficient to place the Executive in the same after-tax position as if such payments, housing accommodation or reimbursements had not been taxable, taking into account any taxes imposed on the additional payment.
(e)Indemnification. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the maximum extent permitted under Delaware law and provided for under the organizational documents of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. The Company will procure and maintain Directors & Officers liability insurance that covers the Executive at a level no less than that provided to any other officer or director of the Company. The foregoing obligations shall survive during the Employment Term plus the applicable statute of limitations period.
8.Termination. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)Disability. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean “disability” pursuant to the standards set forth in, or in circumstances where the Executive qualifies for receipt of benefits under, the long-term disability plan of the Company and/or its subsidiaries. The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).
(b)Death. Automatically upon the date of death of the Executive.
(c)Cause. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean (i) performing an act of fraud, theft, embezzlement or willful misappropriation involving the Executive’s employment with or service to the Company, or any of its subsidiaries or affiliates; (ii) performing an act of race, sex, national origin, religion, disability, or age based discrimination in violation of any Company policy or applicable law, which after an independent investigation, counsel to the Company reasonably concludes will result in material liability being imposed on the Company, or any of its subsidiaries or affiliates or the Executive; (iii) the Executive’s material violation of the Company’s or any of its subsidiaries’ or affiliates’ material written policies and procedures including, but not limited to, the Company’s Code of Conduct; (iv) the Executive’s material noncompliance with the terms of this Agreement, or of any material agreement with the Company or any of its affiliates or subsidiaries containing, covenants regarding non-competition, non-solicitation, non-disparagement and/or non-disclosure obligations; or (v) performing any criminal act resulting in a criminal felony charge being brought (provided such charges are not dropped or otherwise reduced to a charge that does not meet these standards within sixty (60) days) against the Executive or the Executive’s criminal conviction of a crime of moral turpitude (other than conviction of a minor traffic violation); provided that no such determination may be made under clauses (iii) or (iv) above until the Executive has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event, but only to the extent the specific Cause event is actually curable. Notwithstanding the foregoing, any action or inaction taken by the

Executive based upon the Executive’s reasonable reliance on advice of counsel to the Company or the direction of the Board shall not form the basis for Cause.
(d)Without Cause. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).
(e)Good Reason. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean (i) a reduction in the Executive’s Base Salary or Target Bonus, (ii) the Company’s material breach of the terms of this Agreement, or of any material agreement between the Company or any of its affiliates and the Executive, (iii) the prohibition on the Executive from working from his home office, or (iv) a reduction in title or a material demotion in the Executive’s duties, authorities, or responsibilities, in each case, without the Executive’s written consent; provided that such reduction shall not constitute “Good Reason,” unless the Executive notifies the Company within sixty (60) days following the initial occurrence of such event, and the Company fails to reverse such event within thirty (30) days of the Company’s receipt of such notice. In order to invoke a termination for “Good Reason,” the Executive must terminate his employment, if at all, within ninety (90) days following the initial occurrence of the “Good Reason” event. For purposes of this Agreement, the term “Protection Period” shall mean the period commencing six (6) months prior to and ending eighteen (18) months following a “Change in Control” (as such term is defined in the Omnibus Incentive Plan).
(f)Without Good Reason. Upon ninety (90) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any termination date stated in such notice).
9.Consequences of Termination.
(a)Death. In the event the Executive’s employment is terminated due to the Executive’s death, the Company shall pay or provide to the Executive or the Executive’s estate, as the case may be, the amounts set forth below within sixty (60) days following termination of employment (or such earlier date as may be required by applicable law) (collectively, Sections 9(a)(i) through 9(a)(v) hereof shall be hereafter referred to as the “Accrued Amounts”).
(i)Any Base Salary earned, but not yet paid by the Company, through date of the Executive’s termination with the Company (such date, the “Termination Date”);
(ii)any Annual Bonus earned under the Annual Incentive Plan, but not yet paid by the Company, with respect to a year ending on or preceding the Termination Date;
(iii)any accrued but unused vacation time in accordance with the Company’s policy as in effect from time to time;
(iv)reimbursement for any unreimbursed business expenses incurred through the Termination Date, provided that such expenses and required substantiation and documentation are submitted within 30 days following such termination and reimbursement under the Company’s policy; and

(v)all other payments, benefits, or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement.
(b)Disability. In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Amounts.
(c)Termination for Cause or Without Good Reason. If the Executive’s employment is terminated (x) by the Company for Cause or (y) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Amounts other than the benefit described in Section 9(a)(ii) hereof.
(d)Termination Without Cause or for Good Reason Outside of the Protection Period. If the Executive’s employment by the Company is terminated by the Company other than for Cause (and not due to the Executive’s death or Disability) or terminated by the Executive for Good Reason, in each case, outside of the Protection Period, the Company shall pay or provide the Executive with the Accrued Amounts, and, in addition, the following, below, subject to the Executive’s continued compliance with the terms of this Agreement (including the Executive’s timely execution and non-revocation of the release as set forth in Section 9(f) herein and continued compliance with Sections 10 and 11):
(i)Continuation of the Executive’s Base Salary for a period of eighteen (18) months following the Termination Date, payable in accordance with the regular payroll practices of the Company;
(ii)a pro-rata portion of the Executive’s Annual Bonus for the year in which the Termination Date occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full year by a fraction, the numerator of which is the number of days during the applicable year that the Executive is employed by the Company and the denominator of which is 365), payable in accordance with Section 4 hereof;
(iii)subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s continued compliance with the obligations in Sections 10 and 11 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months at the Company’s expense, provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 9 to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 9 shall immediately cease;
(iv)outplacement assistance in accordance with the Company’s standard outplacement benefit policies as in effect from time to time;
(v)full accelerated vesting of any outstanding unvested RSUs granted pursuant to the Sign-On Equity Grant;
(vi)continued vesting of any other unvested RSUs that would have vested within twelve (12) months following the Termination Date; and
(vii)    pro-rata vesting of any outstanding unvested PSUs based on actual performance during the full applicable performance period (with pro-ration based on the portion of the performance period during which the Executive remained employed by the Company).

(e)Termination Without Cause or for Good Reason During the Protection Period. If during the Protection Period the Executive’s employment by the Company is terminated by (x) the Company other than for Cause (and not due to the Executive’s death or Disability) or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with the Accrued Amounts, the benefits described in Sections 9(d)(ii) through 9(d)(v) hereof, and, in addition, the following, below, subject to the Executive’s continued compliance with the terms of this Agreement (including the Executive’s timely execution and non-revocation of the release as set forth in Section 9(f) herein and continued compliance with Sections 10 and 11):
(i)Payment of an amount equal to the product of 1.5 multiplied by the sum of (x) Executive’s Base Salary plus (y) Target Bonus, payable in a single lump sum within 30 days following the Termination Date;
(ii)full accelerated vesting of any outstanding unvested RSUs as of the Termination Date; and
(iii)full accelerated vesting of any outstanding unvested PSUs for which the applicable performance period has not been completed as of the Termination Date, with performance deemed achieved at 100% of target for such uncompleted performance period.
(f)Notwithstanding any provision in this Agreement to the contrary, the Executive hereby agrees that the Company’s obligations to provide the payments set forth in Sections 9(d) or 9(e) herein as applicable (such payments, the “Severance Payments”) shall be conditioned upon the Executive’s execution and nonrevocation of, and compliance with, the Company’s release of claims contained in Exhibit A to this Agreement, as modified in the Company’s sole discretion to preserve the enforceability of such agreement under applicable local law (the “Release”), within twenty-eight (28) days of the Executive’s Termination Date and the Executive’s continued compliance with any other existing non-competition, non-solicitation of clients and employees, and confidentiality agreements between the Executive and the Company. Any Severance Payments payable under this Agreement shall not be paid until the first scheduled payment date following the date the Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the

Termination Date if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) shall not be paid until the 28th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the Termination Date if such deferral had not been required; provided further that a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”, and if the Executive is deemed a “specified employee” within the meaning of Section 409A on the Termination Date, then any Severance Payments payable to the Executive under this Agreement during the first six months and one day following the Termination Date that constitute nonqualified deferred compensation within the meaning of Section 409A shall not be paid until the date that is six (6) months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which the Executive would otherwise have been entitled to during the period following the Termination Date if such deferral had not been required.
(g)In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer. The Company’s obligations to pay the Executive amounts hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates.
10.Restrictive Covenants. The Executive acknowledges and recognizes the highly competitive nature of the business of the Company, and accordingly agrees to the following restrictive covenants.
(a)    Non-Competition; Non-Solicitation; Non-Disparagement.
(i)    the Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries, and accordingly agrees as follows:
(1)    During the Employment Term and for a period of eighteen (18) months following the date the Executive ceases to be employed by the Company (together, the “Restricted Period”), the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (for the purposes of this Section 10, a “Person”), directly or indirectly solicit or assist in soliciting any business of the same type or kind as the Covered Business performed by the Restricted Group from or with respect to (A)

clients or customers of the Restricted Group with respect to whom the Executive provided services, either alone or with others, or had a business relationship, or on whose account the Executive worked or became familiar, or supervised directly or indirectly the servicing activities with respect to that client or customer, during the twelve (12) month period prior to the Executive’s Termination Date, and further provided such clients or customers were clients or customers of the Restricted Group either on such Termination Date or during the twelve (12) months prior thereto, and (B) prospective clients or customers of the Restricted Group which the Executive alone, in combination with others, or in a supervisory capacity, solicited during the twelve (12) months prior to the Executive’s Termination Date. Notwithstanding the foregoing, the provisions of this Section 10(a)(i) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) the Executive serving solely as a reference, upon request, for any employee of the Company Group, or (C) actions taken by any person or entity with which the Executive is associated if the Executive is not directly or indirectly involved in the matter and has not directly or indirectly identified such Company-related person or entity for soliciting or hiring.
(2)    During the Restricted Period, the Executive will not directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant:
a.    engage in, or acquire a financial interest in or otherwise become actively involved with any Person engaged in, the Covered Business within any country where the Restricted Group engages, or plans to engage, in the Covered Business as of the Executive’s Termination Date; or
b.    intentionally and adversely interfere with, or intentionally attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.
(3)    Notwithstanding anything to the contrary in this Section 10, the Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the Covered Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person. In addition, the provisions of this Section 10 shall not be violated by the

Executive, during the portion of the Restricted Period commencing after the Employment Term, commencing employment with, or providing services to, a portfolio company of a private equity or financial sponsor that owns, invests in, or operates a business that engages in a Covered Business or otherwise commencing employment with, or providing services to, a subsidiary, division or unit of any entity that engages in a Covered Business, in each case, so long as (i) the Executive does not directly or indirectly perform services (including advisory services) for the entity that is engaged in the Covered Business and (ii) such activities do not interfere or conflict with the Executive’s duties hereunder or create a fiduciary conflict.
(4)    During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
a.    solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;
b.    hire any executive-level employee (i.e., vice president level and above or equivalent title ) who was employed by the Restricted Group as of the Executive’s Termination Date or who left the employment of the Restricted Group coincident with, or within one (1) year prior to, or after, the Executive’s Termination Date, excluding an executive-level employee whose employment with the Restricted Group ceased at least twelve months prior to the date of such hiring; or
c.    encourage any consultant of the Restricted Group to cease working with the Restricted Group.
(5)    For purposes of this Section 10:
a.    “Covered Business” means (1) developing and implementing software and services solutions for, and providing health and welfare (including participant advocacy, healthcare navigation, reimbursement accounts, Medicare enrollment services and other ancillary point solutions services) and retirement (including any defined contribution participant financial advisory and self-directed brokerage account services and other ancillary point solutions services) benefits administration services, (2) human resource and other related communications consulting services, and/or (3) such businesses (not described in (1) or (2) above) in which the Restricted Group engages or has active plans to engage (as evidenced by the investment of time or resources therein), in each case, as of the Executive’s Termination Date.

b.    “Restricted Group” means, collectively, the Company and its subsidiaries.
(ii)    During the Employment Term and at all times thereafter, the Executive agrees not to make, or cause any other person to make, any communication that is intended to disparage, or has the effect of disparaging, the Company or its affiliates, subsidiaries, agents, shareholders, members, or advisors (or any of its or their respective employees, officers or directors, it being understood that communication made in the Executive’s good faith performance of the Executive’s duties hereunder shall not be deemed disparaging for purposes of this Agreement). The Company agrees to instruct the Board and the Restricted Group’s executives (and use commercially reasonable efforts to ensure compliance with such instruction) not to make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation. Nothing set forth herein shall be interpreted to prohibit the Executive and the Restricted Group (or their respective executives), or members of the Board from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.
(b)    Confidentiality; Intellectual Property.
(i)    Confidentiality.
(1)    The Executive will not at any time (whether during the Employment Term or thereafter) (A) retain or use for the benefit, purposes or account of the Executive or any other Person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its affiliates (other than the Executive’s professional advisers who are bound by confidentiality obligations or otherwise in performance of the Executive’s duties under the Executive’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company or any of its affiliates and/or any third party that has disclosed or provided any of same to the Company or any of its affiliates or Subsidiaries on a confidential basis (“Confidential Information”), without the prior written authorization of the Board.

Notwithstanding the foregoing, the Executive may deliver or disclose Confidential Information to any federal or state regulatory authority having jurisdiction over the Executive to the extent required in connection with any audit or other legal proceeding by such authority, or to any court, arbitrator, or other tribunal (x) in response to any subpoena or other legal compulsory process or (y) in the enforcement of the Executive’s rights and remedies under this Agreement or any other agreement with the Restricted Group; provided, that the Executive will (to the extent legally permissible) promptly notify the Company in advance so that the Company may seek (at its own expense) a protective order or other appropriate remedy or waive compliance with this Section 10(b).
(2)    “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive’s breach of this covenant; (B) made legitimately available to the Executive by a third party without breach of any confidentiality obligation of which the Executive has knowledge; or (C) required by law to be disclosed; provided that with respect to subsection (C) the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(3)    Except as required by law, the Executive will not disclose to anyone, other than the Executive’s family (it being understood that, in this Agreement, the term “family” refers to the Executive, the Executive’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that the Executive may disclose to any prospective future employer the provisions of this Section 10. Subsection (b)(i)(3) of this Section 10 shall terminate if any member of the Restricted Group publicly discloses a copy of this Agreement (or, publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).
(4)    Upon termination of the Executive’s employment with the Company for any reason, the Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its affiliates; and (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information. The Executive acknowledges and agrees that the Executive’s obligation to return the Company’s property shall apply to all property that the Executive is aware is in his possession or control (based upon a diligent search) and the Company acknowledges and agrees that inadvertent or immaterial failures to return property shall not be deemed a breach hereof so long as the Executive promptly returns such property to the Company upon becoming aware that such property is in his possession or control.
(5)    18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(6)    Nothing in this Agreement shall prohibit or restrict the Executive from, or shall be interpreted so as to impede the Executive (or any other individual) from, reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive shall not be required to notify the Company that such reports or disclosures have been made.
(ii)    Intellectual Property.
(1)    If the Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions,

intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during the Executive’s employment by the Company and within the scope of such employment and/or with the use of any resources of Company or any of its affiliates (“Alight Works”), the Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all of the Executive’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. If the Executive creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Alight Works, the Executive will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company at all times.
(2)    The Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the rights of the Company or its affiliates in the Alight Works.
(3)    The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or any of its affiliates any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive shall comply with all relevant policies and guidelines of the Company and its affiliates that are from time to time previously disclosed to the Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.
(4)    The provisions of subsection (b) of this Section 10 hereof shall survive the termination of the Executive’s employment for any reason.
(c)    Reasonableness of Covenants. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. It is also agreed that the Company’s affiliates will have the right to enforce all of the Executive’s obligations to such affiliates under this Agreement, including, without limitation, pursuant to this Section 10. The Executive acknowledges that the Executive has had a period of up to fourteen (14) calendar days to review and consider this Agreement before signing it, and the Executive is and has been advised to consult with an attorney with respect to the content of this Section 10.
(d)    Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
(e)    Tolling. In the event of any violation of the provisions of this Section 10, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(f)    Remedies. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 10 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.
(a)(g)    Survival. The Executive’s obligations under Section 10 of this Agreement shall survive the termination of the Executive’s employment with the Company for any reason and shall thereafter be enforceable whether or not such termination is found to be wrongful or to constitute or result in a material breach of any contract, including, but not limited to, a breach of any employment contract or of any other material duty owed or claimed to be owed to the Executive by the Company or any Company employee, agent or contractor.
11.Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and for the five (5)

year period thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company (collectively, the “Claims”). The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. During the foregoing period, the Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its subsidiaries (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 11. It is expressly agreed that the Company’s rights to avail itself of the Executive’s advice and consultation services shall at all times be exercised in a reasonable manner, and that adequate notice shall be given to the Executive in such events.
12.Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the address (or to the facsimile number) shown
in the books and records of the Company.
        With a copy (which shall not constitute notice) to:
McDonald Hopkins LLC
300 N. LaSalle St., #1400
Chicago, IL 60654
Email: bpanter@mcdonaldhopkins.com
Attention: Benjamin D. Panter

If to the Company:

Alight Solutions LLC
320 S. Canal Street
50th Floor, Suite 5000
Chicago, IL 60606
Email: martin.felli@alight.com
Attention: Martin Felli, Chief Legal Officer and Corporate Secretary
Following the date hereof, notice may be delivered to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
13.Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
14.Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
15.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
16.Withholding. The Company may withhold from all payments due to the Executive under this Agreement all taxes which, by applicable federal, state, local, or other law, the Company is required to withhold therefrom.
17.Section 409A.
(a)The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Neither the Company nor any of its affiliates shall be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.
(b)All expenses or other reimbursements under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A, (i) shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the Executive’s right to reimbursement of any other expenses eligible for reimbursement in any other taxable year, and (iii) the Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

(c)For purposes of Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(d)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A, be subject to offset, counterclaim or recoupment by any other amount payable to the Executive unless otherwise permitted by Section 409A.
18.Assignment.
(a)This Agreement is personal to the Executive and, without the prior written consent of the Company, will not be assignable by the Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement will be void. Notwithstanding the foregoing sentence, this Agreement and all of the Executive’s rights hereunder will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(b)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” will mean the Company as defined herein and any Successor and any permitted assignee to which this Agreement is assigned.
19.Amendment/Waiver. No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
20.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements. promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. None of the parties will be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
21.Governing Law; Venue. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Illinois, without giving effect to its conflicts of law. Each party hereto (i) irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this Agreement shall be brought exclusively in the state or federal courts in the State of Illinois, (ii) unconditionally waives any objection to venue in such jurisdiction, and agrees not to plead or claim forum non conveniens, and (iii) waives their respective rights to a jury trial of any and such legal action, suit or proceeding.
22.Representations. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.
23.Attorney’s Fees. As soon as practicable following the Commencement Date, the Company will reimburse the Executive for up to $15,000 in reasonable legal fees incurred in connection with the review, negotiation and documentation of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALIGHT SOLUTIONS LLC
By:
Name:	Date
Title:
EXECUTIVE

Date

Solely for purposes of Section 6:

ALIGHT, INC.
By:
Name:	Date
Title:

EXHIBIT A
GENERAL RELEASE
I, Rohit Verma, in consideration of and subject to the performance by Alight Solutions LLC (together with its subsidiaries and affiliates, the “Company”), of its obligations under the Employment Agreement dated as of [•] (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective parents, subsidiaries, affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
1.My employment or service with the Company and its affiliates terminated as of [_______], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under Section 9 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 9 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that such payments and benefits are subject to Sections 9, 10, and 11 of the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2.Except as provided in sections 4, 5 and 11 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, (i) from the beginning of time through the date upon which I execute this General Release; (ii) arising out of, or relating to, my employment with any Released Parties; (iii) arising out of, or relating to, any agreement and/or any awards, policies, plans, programs or practices of the Released Parties that may apply to me or in which I may participate, including, but not limited to, any rights under bonus plans or programs of Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; or (iv) arising out of or connected with my employment with, or my separation or termination from, the Company, including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including by the Older
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Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”).
3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release, or my ability to challenge the validity of my release of claims under the Age Discrimination in Employment Act. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law. Additionally, I am not waiving (i) any right to the Accrued Amounts or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its affiliates, or (iv) [insert surviving agreements].
6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.
7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8.I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The obligations in this paragraph 9 shall terminate if any member of the Restricted Group publicly discloses a copy of this General Release or the Agreement (as applicable) to comply with applicable law, subpoena, or any regulatory or securities filings requirement (including any requirement to file this General Release or the Agreement, or a summary thereof, with the Securities and Exchange Commission on Form 8-K or otherwise).
10.I hereby acknowledge that Sections 9, 10, 11, and 14 through 22 of the Agreement shall survive my execution of this General Release.
11.I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
12.Limitations.
a.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

b.I understand and acknowledge that this General Release does not preclude me from filing a complaint with or participating in or cooperating with an investigation by the U.S. Equal Employment Opportunity Commission or any state or local fair employment practices agency, but I hereby waive all rights to recover any relief from the Company and its affiliates (including but not limited to an award of monetary damages or reinstatement to employment) in connection with such a complaint or investigation, including any related court litigation.

c.I understand that nothing in this General Release prohibits, or is intended in any manner to prohibit, me from providing testimony or reporting a possible violation of federal, state or local law or regulation, including to any governmental agency or entity, including but not limited to the National Labor Relations Board (the “NLRB”), Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal, state or local law or regulation. I understand that I do not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and I am not required to notify the Company that I have made such reports or disclosures. I further understand that nothing in this General Release limits my ability to receive a whistleblower or other award from a governmental agency or entity for information provided to such an agency or entity.

d.I understand that nothing in this General Release or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law; or in a sealed filing in court or other proceeding.

e.I understand that nothing in this General Release is intended to interfere with or restrain me from exercising my rights under the National Labor Relations Act, if applicable, including my rights under Section 7 to discuss terms and conditions of employment or file a charge with the NLRB.

f.This General Release does not prohibit or restrict me (or my attorney) from initiating or responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.
13.Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
1.I HAVE READ IT CAREFULLY;
2.I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
3.I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
5.I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY

RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;
6.I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
7.I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
8.I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED: ____________________________	DATED: ___________________________

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